NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 07, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 27, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in domicile and name change of Encana Corporation, which became effective after the close on January 24, 2020, every five shares of Common Shares of EnCana Corporation (Old) was exchanged for one share of Common Stock of Ovintiv Inc. (New). This Form 25 is being filed soley in connection with the discontinuation of the trading on the NYSE of EnCana Corporation Common Shares (Old) and does not affect the continued listing on the NYSE of the Ovintiv Inc. Common Stock (New). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 27, 2020.